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As filed with the Securities and Exchange Commission on May 4, 2004

Registration No. 333-114292

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-11

REGISTRATION STATEMENT
Under
The Securities Act of 1933

CAPITAL CROSSING PREFERRED CORPORATION

(Exact name of registrant as specified in governing instruments)

101 Summer Street
Boston, Massachusetts 02110
(617) 880-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Richard Wayne, President
Capital Crossing Preferred Corporation
101 Summer Street
Boston, Massachusetts 02110
(617) 880-1000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Agent for Service)

Copies To:

William P. Mayer, Esq.	Robert B. Ajemian, Esq.	Gary Rice, Esq.
Paul W. Lee, Esq.	Senior Vice President and Corporate Counsel	Simpson Thacher & Bartlett LLP
Goodwin Procter LLP	Capital Crossing Bank	425 Lexington Avenue
Exchange Place	101 Summer Street	New York, NY 10017
Boston, Massachusetts 02109	Boston, Massachusetts 02110	(212) 455-2000
(617) 570-1000	(617) 880-1000

Massachusetts	04-3439366
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following effectiveness of this Registration Statement.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Explanatory Note

        The Company is filing this Amendment No. 2 to amend Exhibit Numbers 1 and 8 to the Registration Statement (Registration No. 333-114292). The new Exhibit Numbers 1 and 8 replace in their entirety Exhibit Numbers 1 and 8, respectively, filed in Amendment No. 1 on May 4, 2004. This Amendment consists solely of the facing page, this explanatory note and Part II of the Registration Statement and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        All expenses other than the registration fee, the NASD fee and the Nasdaq listing fee are estimated.

Registration Fee	$8,743
NASD Fee	7,400
Nasdaq Listing Fee	76,500
Printing Expenses	150,000
Legal Fees and Expenses	200,000
Accounting Fees and Expenses	125,000
Blue Sky Fees and Expenses	5,000
Miscellaneous	77,357

Total	$650,000

ITEM 32. SALES TO SPECIAL PARTIES.

        None.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Capital Crossing Preferred Corporation is a Massachusetts corporation. Section 13 of the Massachusetts Business Corporation Law (the "MBCL") enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain stockholders) or (4) for any transaction from which a director derived an improper personal benefit.

        Section 67 of the MBCL provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, by-laws adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

        The restated articles of organization of Capital Crossing Preferred Corporation provide for indemnification of the officers and directors of Capital Crossing Preferred Corporation to the full extent permitted by applicable law.

        Capital Crossing Preferred Corporation and its directors and officers are currently covered by liability insurance.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

        Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

        (a) Financial Statements

        See page F-1 of the prospectus for a list of the financial statements included as part of the prospectus.

        (b) Exhibits

Exhibit No.	Description
†1	Form of Underwriting Agreement between Capital Crossing Preferred Corporation, Capital Crossing Bank and the underwriters.
*3.1	Restated Articles of Organization of Capital Crossing Preferred Corporation.
*3.2	Form of Restated Articles of Organization of Capital Crossing Preferred Corporation.
3.3
Amended and Restated By-laws of Capital Crossing Preferred Corporation (Incorporated by reference to Exhibit 3.2 of Atlantic Preferred Capital Corporation's Annual Report on Form 10-K filed with the SEC on March 31, 1999 (File No. 000-25193)).
*5	Opinion of Goodwin Procter LLP, counsel to Capital Crossing Preferred Corporation, relating to the Series D Preferred Shares.
†8	Opinion of Goodwin Procter LLP, counsel to Capital Crossing Preferred Corporation, relating to certain tax matters.
10.1
Master Mortgage Loan Purchase Agreement between Capital Crossing Preferred Corporation and Capital Crossing Bank (Incorporated by reference to Atlantic Preferred Capital Corporation's registration statement on Form S-11/A filed with the SEC on December 22, 1998, as amended (File No. 333-66677)).
10.2
Master Service Agreement between Capital Crossing Preferred Corporation and Capital Crossing Bank (Incorporated by reference to Atlantic Preferred Capital Corporation's registration statement on Form S-11/A filed with the SEC on December 22, 1998, as amended (File No. 333-66677)).
10.3
Advisory Agreement between Capital Crossing Preferred Corporation and Capital Crossing Bank (Incorporated by reference to Atlantic Preferred Capital Corporation's registration statement on Form S-11/A filed with the SEC on December 22, 1998, as amended (File No. 333-66677)).
*10.4	Form of Dividend Restriction Agreement between Capital Crossing Preferred Corporation and Capital Crossing Bank.

*12.1	Statement regarding computation of ratios.
*23.1	Consent of KPMG LLP.
23.2	Consent of Goodwin Procter LLP (included in Exhibits 5 and 8).

†
Filed herewith.

*
Previously filed.

ITEM 37. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 34 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Pre-effective Amendment No. 2 to Registration Statement (File No. 333-114292) to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 4th day of May, 2004.

CAPITAL CROSSING PREFERRED CORPORATION
By:	/s/ RICHARD WAYNE Richard Wayne, President

        Pursuant to the requirements of the Securities Act of 1933, this Pre-effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RICHARD WAYNE Richard Wayne	President and Director (Principal Executive Officer)	May 4, 2004
/s/ EDWARD F. MEHM* Edward F. Mehm	Vice President, Treasurer and Director (Principal Financial Officer)	May 4, 2004
/s/ NANCY E. COYLE* Nancy E. Coyle	Controller and Chief Accounting Officer	May 4, 2004
/s/ NICHOLAS W. LAZARES* Nicholas W. Lazares	Director	May 4, 2004
/s/ JEFFREY ROSS* Jeffrey Ross	Director	May 4, 2004
/s/ DOUGLAS SHAW* Douglas Shaw	Director	May 4, 2004
/s/ DR. JOHN LAPIDUS* Dr. John Lapidus	Director	May 4, 2004
*By:	/s/ RICHARD WAYNE Richard Wayne Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
†1	Form of Underwriting Agreement between Capital Crossing Preferred Corporation, Capital Crossing Bank and the underwriters.
*3.1	Restated Articles of Organization of Capital Crossing Preferred Corporation.
*3.2	Form of Restated Articles of Organization of Capital Crossing Preferred Corporation.
3.3
Amended and Restated By-laws of Capital Crossing Preferred Corporation (Incorporated by reference to Exhibit 3.2 of Atlantic Preferred Capital Corporation's Annual Report on Form 10-K filed with the SEC on March 31, 1999 (File No. 000-25193)).
*5	Opinion of Goodwin Procter LLP, counsel to Capital Crossing Preferred Corporation, relating to the Series D Preferred Shares.
†8	Opinion of Goodwin Procter LLP, counsel to Capital Crossing Preferred Corporation, relating to certain tax matters.
10.1
Master Mortgage Loan Purchase Agreement between Capital Crossing Preferred Corporation and Capital Crossing Bank (Incorporated by reference to Atlantic Preferred Capital Corporation's registration statement on Form S-11/A filed with the SEC on December 22, 1998, as amended (File No. 333-66677)).
10.2
Master Service Agreement between Capital Crossing Preferred Corporation and Capital Crossing Bank (Incorporated by reference to Atlantic Preferred Capital Corporation's registration statement on Form S-11/A filed with the SEC on December 22, 1998, as amended (File No. 333-66677)).
10.3
Advisory Agreement between Capital Crossing Preferred Corporation and Capital Crossing Bank (Incorporated by reference to Atlantic Preferred Capital Corporation's registration statement on Form S-11/A filed with the SEC on December 22, 1998, as amended (File No. 333-66677)).
*10.4	Form of Dividend Restriction Agreement between Capital Crossing Preferred Corporation and Capital Crossing Bank.
*12.1	Statement regarding computation of ratios.
*23.1	Consent of KPMG LLP.
23.2	Consent of Goodwin Procter LLP (included in Exhibits 5 and 8).

†
Filed herewith.

*
Previously filed.

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PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX